UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In anticipation of the maturity of its 1.50% convertible senior notes due December 2017 and for general corporate purposes, on December 9, 2016, Bottomline Technologies (de), Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company as borrower; the domestic subsidiaries of the Company identified therein from time to time party thereto as guarantors; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; and the Lenders identified therein from time to time party thereto.

Subject to the terms and conditions set forth in the Credit Agreement, the Lenders have provided the Company with a five-year revolving credit facility in the amount of up to $300 million (the “Credit Facility”). Under the Credit Agreement, the Company also has the right to request an increase of the aggregate commitments under the Credit Facility by up to $150 million without the consent of any Lenders not participating in such increase, subject to specified conditions.

The proceeds of the Credit Facility may be used for lawful corporate purposes of the Company and its subsidiaries, including acquisitions, share buybacks, capital expenditures and the repayment or refinancing of indebtedness. The Credit Facility is available for the issuance of up to $20 million of letters of credit and up to $20 million of swing line loans. The Credit Facility will terminate on December 8, 2021.

Reflective of the Company’s financial position, loans outstanding under the Credit Facility will bear interest, at the Company’s option, at either (i) a Eurodollar rate plus a margin of between 1.50% and 2.25% (which is initially 1.75%) based on the Consolidated Net Leverage Ratio (as defined in the Credit Agreement), or (ii) a base rate plus a margin of between 0.50% and 1.25% (which is initially 0.75%) based on the Consolidated Net Leverage Ratio. Loans under the Credit Agreement may be prepaid at par and commitments under the Credit Agreement may be reduced at any time, in whole or in part, without premium or penalty (except for LIBOR breakage costs).

The Credit Facility is guaranteed by certain of the Company’s existing and future domestic material restricted subsidiaries (the “Guarantors”) and is secured by substantially all of the domestic assets of the Company and the Guarantors, including a pledge of all of the shares of capital stock of the Guarantors and 65% of the shares of the capital stock of the Company’s or any Guarantor’s first-tier foreign subsidiaries, in each case subject to certain exceptions as set forth in the Credit Agreement. The collateral does not include, among other things, any real property or the capital stock or any assets of any unrestricted subsidiary.

The Credit Agreement contains customary representations, warranties and covenants, including, but not limited to specified restrictions on indebtedness, liens, investments, acquisitions, sales of assets, dividends and other restricted payments, and transactions with affiliates. The Company is required to comply with (a) a maximum consolidated net leverage ratio of 3.75 to 1.00, stepping down to 3.50 to 1.00 for the quarter ending June 30, 2018; (b) a minimum consolidated interest coverage ratio of 3.00 to 1.00; and (c) a minimum liquidity requirement at all times that the Company’s 1.50% convertible senior notes due December 2017 are outstanding.

The Credit Agreement also contains customary events of default and related cure provisions. In the case of a continuing event of default, the administrative agent would be entitled to exercise various remedies on behalf of the Lenders, including the acceleration of any outstanding loans.

This description of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Certain of the lenders and their respective affiliates have engaged, and may in the future engage, in commercial banking, financial advisory, investment banking and other services for the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

December 14, 2016	By:	/s/ Eric K. Morgan
Eric K. Morgan
Executive Vice President, Global Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of December 9, 2016 among Bottomline Technologies (de), Inc.; the domestic subsidiaries of Bottomline Technologies (de), Inc. identified therein from time to time party thereto as guarantors; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; and the Lenders identified therein from time to time party thereto.